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                       -------------------------------------
                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                      FORM 3
                               WASHINGTON, D.C. 20549
                                   OMB APPROVAL
                     -------------------------------------
             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
                           OMB Number:       3235-0104
                          Expires:  September 30, 1998
                    Filed pursuant to Section 16(a) of the
                     Securities Exchange Act of 1934,
                             Estimated average burden
                  Section 17(a) of the Public Utility Holding
                 Company Act of 1935 or     hours per response 0.5
                           (Print or Type Responses)
                Section 30(f) of the Investment Company Act of 1940
                       -------------------------------------
1. Name and Address of Reporting Person*
   MWV International, Ltd.  c/o MWV & Co.
---------------------------------------------
   (Last)          (First)          (Middle)
   10 East 50th Street
--------------------------------------------
                (Street)
   New York            NY              10022
--------------------------------------------
     (City)          (State)            (Zip)
2. Date of Event Requiring Statement (Month/Day/Year)
   12/22/98
--------------------------------------------
3. IRS or Social Security Number of Reporting Person (Voluntary)

--------------------------------------------
4. Issuer Name AND Ticker or Trading Symbol
   Elsinore Corporation (ELSO)
--------------------------------------------
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
       Director                      X  10% Owner
   ---                             ----
       Officer (give title below)       Other (specify below)
   ---                             ----

   -------------------------------------
6. If Amendment, Date of Original (Month/Day/Year)

   -------------------------------------
7. Individual or Joint/Group Filing
   (Check Applicable Line)
      X  Form filed by One Reporting Person
    ----
        Form filed by More than One Reporting Person
    ----
                                     -2-
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              TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
---------------------------------------------------------------------
1. Title of Security (Instr. 4)

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     Common Stock
------------------------------------------------------------------------
2. Amount of Securities Beneficially Owned (Instr. 4)

------------------------------------------------------------------------
     3,898,515
------------------------------------------------------------------------
3. Ownership    Form: Direct (D) or Indirect (I)  (Instr. 5)

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    D(1)
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4. Nature of Indirect Beneficial Ownership (Instr. 5)

------------------------------------------------------------------------

------------------------------------------------------------------------


Reminder:  Report on a separate line for each class of securities
beneficially owned directly or indirectly.                 (Over)
* If the form is filed by more than one reporting person, SEE
Instruction 5(b)(v).                                 SEC 1473 (7-97)

     POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF
INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                                     -3-
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FORM 3 (CONTINUED)   TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
(E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative Security (Instr. 4)

------------------------------------------------------------------------

2. Date Exercisable and Expiration Date  (Month/Day/Year)



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   Expiration Date

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3. Title and Amount of Securities Underlying Derivative Security
   (Instr. 4)



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   Amount of Number of Shares

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4. Conversion or Exercise Price of Derivative Security

------------------------------------------------------------------------

5. Ownership Form of Derivative Security: Direct (D) or Indirect (I)
  (Instr. 5)

------------------------------------------------------------------------

6. Nature of Indirect Beneficial Ownership (Instr. 5)

------------------------------------------------------------------------


                                     -4-
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Explanation of Responses:

        (1) On December 22, 1998, the Reporting Person, an investment advisory client of Morgens, Waterfall, Vintiadis & Company, Inc. acquired 3,898,515 shares of common stock of the Issuer. In accordance with Instruction 5(b)(ii), the amount of the Issuer's securities beneficially owned by the Reporting Person is reported herein.


/s/ Bruce Waterfall                         _________, 1999
------------------------------------  ----------------------------------
**Intentional misstatements or omissions of facts constitute Federal
**Signature of Reporting Person             Date
  Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


BY: John C. "Bruce" Waterfall as President of Morgens, Waterfall, Vintiadis & Company, Inc., the Investment Advisor to the Reporting Person

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, SEE Instruction 6 for procedure.
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.







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SEC 1473 (7-97)